Exhibit 99.1

Fusion Pharmaceuticals Announces

First Quarter 2021 Financial Results

and Business Update

Phase 1 study of FPI-1434 Phase 1 enrollment continues on track for data in 1H2022

Continuing expansion of pipeline of targeted alpha therapies through recently completed transactions

Hamilton, ON & Boston, MA, May 11, 2021 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines, today announced financial results for the first quarter ended March 31, 2021 and provided an update on clinical and corporate developments.

“We continue to advance our Phase 1 study of FPI-1434,” said Chief Executive Officer John Valliant, Ph.D. “In anticipation of data and determination of a recommended Phase 2 dose in the first half of 2022, we are amending the study protocol to define tumor-specific cohorts based upon IGF-1R expression and tumor uptake as seen to date in the Phase 1 study.

Dr. Valliant continued, “In parallel, we are building a diverse pipeline of alpha-emitting radiopharmaceuticals. We expect to file our investigational new drug (IND) application for FPI-1966 in the second quarter of this year. In addition, we recently completed the acquisition of IPN-1087, a first-in-class small molecule beta-emitting radiopharmaceutical targeting neurotensin receptor 1 (NTSR1), which is expressed on multiple solid tumors and which we plan to convert into alpha-emitting FPI-2059. These programs demonstrate the depth and versatility of Fusion’s radiopharmaceutical platform and our potential to treat a broad array of solid tumors with high unmet medical need.

“Evidenced by our recent presentations at the American Association for Cancer Research (AACR) Annual Meeting, we are excited about the potential to evaluate Fusion’s TATs in combination with the latest generation of cancer therapies, including checkpoint inhibitors and DNA damage response inhibitors (DDRis). Our recently announced collaborations with Merck and AstraZeneca enable us to explore these combination therapies and highlight the growing interest in TAT therapies.”

Recent Highlights and Future Milestones

Corporate Updates

•

On May 6, Fusion announced that it has entered a clinical trial collaboration with a subsidiary of Merck to evaluate FPI-1434 in combination with Merck’s anti-PD-1 (programmed death receptor-1) therapy, KEYTRUDA® (pembrolizumab), in patients with solid tumors expressing insulin-like growth factor 1 receptor (IGF-1R). The planned Phase 1 combination trial will evaluate safety, tolerability and pharmacokinetics of the combination and is expected to initiate approximately six to nine months after achieving the recommended Phase 2 dose in the ongoing Phase 1 study of FPI-1434 monotherapy. Under the terms of the agreement, Fusion will sponsor the study and Merck will supply KEYTRUDA.

•

On April 10, Fusion announced the presentation of preclinical data at the 2021 AACR Virtual Annual Meeting. The posters, titled “Combination of IGF-1R Targeted Alpha Therapy with Olaparib Results in Synergistic Efficacy Against Colorectal and Lung Cancer Xenografts” and “Combination of IGF-1R Targeted Alpha Therapy with Checkpoint Inhibitors Results in Synergistic Efficacy in Colorectal Cancer Syngeneic Model,” highlight the potential of Fusion’s targeted alpha therapies (TATs) as both monotherapies and combination therapies.

•

On April 1, Fusion announced the closing of its acquisition of Ipsen’s assets and intellectual property related to IPN-1087. IPN-1087, previously studied in a Phase 1 trial, is a small molecule targeting NTSR1, a protein expressed on multiple solid tumor types. Fusion is using IPN-1087 to create a first-in-class alpha-emitting radiopharmaceutical, FPI-2059, targeting solid tumors expressing NTSR1. The Company expects to submit an IND application in the first half of 2022.

FPI-1434 Monotherapy

•

Fusion continues to advance the multi-dose portion of its Phase 1 study evaluating FPI-1434 in patients with advanced solid tumors. The dose-finding study is enrolling patients at sites in Canada, the United States and Australia.

•	Fusion anticipates reporting Phase 1 multi-dose safety and imaging data, and the recommended Phase 2 dose and schedule, in the first half of 2022.

FPI-1434 Combination Therapy

•

Fusion has evaluated FPI-1434 in preclinical studies in combination with approved checkpoint and DNA damage response inhibitors, including PARP inhibitors, and believes the synergies observed could expand the addressable patient populations for FPI-1434 and allow for potential use in earlier lines of treatment.

•

As noted above, Fusion anticipates the initiation of a Phase 1 combination study with FPI-1434 and KEYTRUDA® (pembrolizumab) to occur six to nine months following determination of the recommended Phase 2 dose of FPI-1434 monotherapy.

FPI-1966

•

FPI-1966 is designed to target and deliver actinium-225 to tumors expressing FGFR3, a protein that is overexpressed in head and neck and bladder cancers. Following the completion of pre-clinical studies, the Company expects to submit an IND for FPI-1966 in the second quarter of 2021.

First Quarter 2021 Financial Results

•

Cash and Investments: As of March 31, 2021, Fusion held cash, cash equivalents and investments of $278.2 million, compared to cash of $299.5 million as of December 31, 2020. Fusion expects its cash, cash equivalents and investments as of March 31, 2021 will enable the Company to fund its operations through the end of 2023.

•

R&D Expenses: Research and development expenses for the first quarter of 2021 were $10.7 million, compared to $4.4 million for the same period in 2020. The increase was primarily related to increased platform development and research activities, clinical activities related to the ongoing Phase 1 clinical trial of FPI-1434, and preclinical research and manufacturing costs.

•

G&A Expenses: General and administrative expenses for the first quarter of 2021 were $7.0 million, compared to $4.3 million for the same period in 2020. The increase was primarily related to general corporate expenses, including increased professional and consulting fees as a result of public company activities, as well as increased salaries, benefits and stock compensation costs due to hiring.

•

Net Loss: For the first quarter of 2021, Fusion reported a net loss of $17.5 million, or $0.42 per share, compared with a net loss attributable to common shareholders of $11.6 million, or $6.01 per share, for the same period in 2020. On a non-GAAP basis, excluding a change in fair value of preferred share tranche right liability and warrant liability, net loss was $8.8 million for the first quarter of 2020.

Impact of COVID-19

While Fusion continues to progress the multi-dosing portion of the Phase 1 clinical trial of FPI-1434, the Company has experienced moderate delays in patient recruitment and enrollment as a result of COVID-19.

Fusion is closely monitoring how the spread of COVID-19 is affecting the Company’s employees, business, preclinical studies and clinical trials. In response to the COVID-19 pandemic, certain employees have transitioned to working remotely and travel has been restricted. Fusion’s research labs are operating but with reduced capacity.

At this time, there is significant uncertainty relating to the trajectory of the pandemic and whether it may cause further delays in patient study recruitment. The impact of related responses and disruptions caused by the COVID-19 pandemic may result in difficulties or delays in initiating, enrolling, conducting or completing the planned and ongoing trials and the incurrence of unforeseen costs as a result of disruptions in clinical supply or preclinical study or clinical trial delays. The impact of COVID-19 on results will largely depend on future developments, which are highly uncertain and cannot be predicted with confidence.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Fusion connects alpha particle emitting isotopes to various targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s lead program, FPI-1434, is currently in a Phase 1 clinical trial. The Company is advancing a pipeline of targeted radiopharmaceutical cancer therapies for a broad array of tumor types based upon its proprietary platform technology.

Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. Such forward-looking statements involve substantial risks and uncertainties that could cause Fusion’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Fusions’ programs’ early stage of development, the ability to move in-licensed targets forward in the clinic, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Fusion’s ability to successfully establish, protect and defend its intellectual property, risks relating to business interruptions resulting from the coronavirus (COVID-19) disease outbreak or similar public health crises and other matters that could affect the sufficiency of existing cash to fund operations. Fusion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Fusion’s annual report on Form 10-K for the year ended December 31, 2020 which is available on the Securities and Exchange Commission’s website at www.sec.gov and Fusion’s website at www.fusionpharma.com.

Contact:

Amanda Cray

Senior Director of Investor Relations & Corporate Communications

(617) 967-0207

cray@fusionpharma.com

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FUSION PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$41,070	$90,517
Short-term investments	186,150	131,882
Prepaid expenses and other current assets	5,966	5,340
Restricted cash	669	425

Total current assets	233,855	228,164
Property and equipment, net	2,559	1,967
Deferred tax assets	653	653
Restricted cash	1,222	1,466
Long-term investments	50,997	77,082
Operating lease right-of-use assets	7,501	—
Other non-current assets	521	1,344

Total assets	$297,308	$310,676

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,018	$3,399
Accrued expenses	4,190	4,659
Income taxes payable	216	2,799
Deferred revenue	1,000	1,000
Operating lease liabilities	1,194	—

Total current liabilities	7,618	11,857
Deferred rent, net of current portion	—	11
Income taxes payable, net of current portion	295	295
Deferred revenue, net of current portion	4,000	4,000
Operating lease liabilities, net of current portion	6,324	—

Total liabilities	18,237	16,163

Commitments and contingencies
Shareholders’ equity:
Common shares, no par value, unlimited shares authorized as of March 31, 2021 and December 31, 2020; 41,845,181 and 41,725,797 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	409,520	407,672
Accumulated other comprehensive income	283	44
Accumulated deficit	(130,732)	(113,203)

Total shareholders’ equity	279,071	294,513

Total liabilities and shareholders’ equity	$297,308	$310,676

FUSION PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$10,716	$4,377
General and administrative	6,964	4,327

Total operating expenses	17,680	8,704

Loss from operations	(17,680)	(8,704)
Other income (expense):
Change in fair value of preferred share tranche right liability	—	(1,118)
Change in fair value of preferred share warrant liability	—	(334)
Interest income (expense), net	96	147
Refundable investment tax credits	—	46
Other income (expense), net	48	(197)

Total other income (expense), net	144	(1,456)

Loss before (provision) benefit for income taxes	(17,536)	(10,160)
Income tax (provision) benefit	7	(62)

Net loss	(17,529)	(10,222)
Unrealized gain on investments	239	—

Comprehensive loss	(17,290)	(10,222)
Reconciliation of net loss to net loss attributable to common shareholders:
Net loss	(17,529)	(10,222)
Dividends paid to preferred shareholders in the form of warrants issued	—	(1,382)

Net loss attributable to common shareholders	$(17,529)	$(11,604)

Net loss per share attributable to common shareholders—basic and diluted	$(0.42)	$(6.01)

Weighted-average common shares outstanding—basic and diluted	41,784,269	1,929,555

FUSION PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(17,529)	$(10,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,718	358
Depreciation and amortization expense	111	172
Non-cash lease expense	241	6
Change in fair value of preferred share tranche right liability	—	1,118
Change in fair value of preferred share warrant liability	—	334
Amortization of premiums (accretion of discounts) on investments, net	453	—
Foreign exchange gain	(4)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(652)	(186)
Other non-current assets	823	—
Accounts payable	(2,346)	858
Accrued expenses	(622)	(120)
Income taxes payable	(2,583)	62
Operating lease liabilities	(206)	—

Net cash used in operating activities	(20,596)	(7,620)

Cash flows from investing activities:
Purchases of investments	(66,074)	—
Maturities of investments	37,660	—
Purchases of property and equipment	(584)	(214)

Net cash used in investing activities	(28,998)	(214)

Cash flows from financing activities:
Proceeds from issuance of Class B convertible preferred shares and Class B preferred share tranche right, net of issuance costs	—	9,907
Proceeds from issuance of common shares upon exercise of stock options	130	—

Net cash provided by financing activities	130	9,907

Effect of exchange rate fluctuations on cash and cash equivalents held	17	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(49,447)	2,073
Cash, cash equivalents and restricted cash at beginning of period	92,408	67,121

Cash, cash equivalents and restricted cash at end of period	$42,961	$69,194

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,559	$—
Right-of-use assets obtained in exchange for new operating lease liability	$2,077	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$152	$—
Issuance of warrants to purchase Class B preferred shares and Class B preferred exchangeable shares as a non-cash dividend to preferred shareholders	$—	$1,382
Deferred offering costs included in accounts payable and accrued expenses	$—	$1,740

FUSION PHARMACEUTICALS INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
GAAP Net loss	$(17,529)	$(10,222)
Less: Adjustments
Change in fair value of preferred share tranche right liability	—	(1,118)
Change in fair value of preferred share warrant liability	—	(334)

Non-GAAP Net loss	$(17,529)	$(8,770)